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                             SCG HOLDING CORPORATION
                  AND SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC
                             OFFER TO EXCHANGE THEIR
                     12% SENIOR SUBORDINATED NOTES DUE 2009,
             WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
                                1933, AS AMENDED,
                           FOR ANY AND ALL OUTSTANDING
                     12% SENIOR SUBORDINATED NOTES DUE 2009

TO:   BROKERS, DEALERS, COMMERCIAL BANKS,
      TRUST COMPANIES AND OTHER NOMINEES:

                  Upon and subject to the terms and conditions set forth in the Prospectus, dated [ ], 2000 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Exchange Offer") registered 12% Senior Subordinated Notes due 2009 (the "New Notes") for any and all outstanding 12% Senior Subordinated Notes due 2009 (the "Old Notes") (CUSIP No. 783885AA4 for Old Notes offered and sold in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and CUSIP No. U8066HAA1 for Old Notes offered and sold pursuant to Regulation S under the Securities Act) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of SCG Holding Corporation and Semiconductor Components Industries, LLC (together, the "Issuers") and the Issuers' domestic subsidiaries (each a "Guarantor" and collectively, the "Guarantors") contained in the Exchange Offer and Registration Rights Agreement, dated as of August 4, 1999, between the Issuers, the Guarantors, Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc.

                  We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

                  1. Prospectus dated [       ], 2000;

                  2. The Letter of Transmittal for your use and for the information of your clients;

                  3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the expiration date of the Exchange Offer or if the procedure for book-entry transfer cannot be completed on a timely basis; and

                  4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

                  Your prompt action is requested. The Exchange Offer will
expire at 5:00 p.m., New York City time, on [      ], 2000 (30 calendar days
following the commencement of the


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Exchange Offer), unless extended by the Issuers. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration date for the Exchange Offer.

                  To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

                  If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer - Guaranteed Delivery Procedures."

                  Additional copies of the enclosed material may be obtained from the Exchange Agent, State Street Bank and Trust Company, 2 Avenue de Lafayette, Boston, Massachusetts 02111, telephone: (617) 662-1525 ATTENTION:
Mackenzie Elijah.

                                    SCG HOLDING CORPORATION
                                    SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC


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